Exhibit 15.4

ELECTRA BATTERY MATERIALS CORPORATION

COMPENSATION, GOVERNANCE, AND NOMINATING COMMITTEE CHARTER

Adopted April 8, 2022

(Revised: March 28, 2023)

This Compensation, Governance, and Nominating Committee Charter (this “Charter”) has been adopted by the Board of Directors (the “Board”) of Electra Battery Materials Corporation (the “Company”) and sets forth the purpose, composition, authority and responsibility of the Compensation, Governance and Nominating Committee (the “Committee”) of the Board.

I.PURPOSE AND AUTHORITY

With respect to its corporate governance and nomination functions, the Committee’s purpose is to assist the Board in:

●	identifying individuals qualified to become Board members;
●	selecting or recommending that the Board select director nominees for the next annual meeting of shareholders and determining the composition of the Board and its committees;
●	developing and overseeing a process to assess the Board, the Board Chair, the Board committees, the committee chairs and individual directors; and
●	developing and implementing the Company’s corporate governance guidelines.

With respect to its compensation functions, the Committee’s purpose is to assist the Board in its oversight of:

●	executive compensation;
●	management development and succession;
●	director compensation; and
●	executive compensation disclosure.

II.ACCESS TO INFORMATION AND AUTHORITY

In carrying out its duties and responsibilities, the Committee shall have the authority to:

●	meet with and seek any information it requires from employees, officers, directors or external parties;

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

●	investigate any matter relating to the Company’s nominating, corporate governance or compensation practices, or anything else within its scope of responsibility;
●	obtain full access to all Company books, records, facilities and personnel; and
●	at its sole discretion and at the Company’s expense, retain and set the compensation for outside legal or other advisors, as necessary to assist in the performance of its duties and responsibilities.

The Company will provide appropriate funding, as determined by the Committee, for compensation to any advisors that the Committee chooses to engage and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III.COMPOSITION AND MEETINGS

The Board shall elect annually, from among its members, the Committee, which shall be composed of two or more directors as determined by the Board, each of whom shall meet all applicable standards of independence under applicable laws, regulations, rules and guidelines, which determination of independence will be made by the Board.

Members of the Committee shall also qualify as “non‐employee directors” within the meaning of Rule 16b‐3 promulgated under the Securities Exchange Act of 1934, as amended, and, to the extent determined applicable by the Committee, as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Board may remove members of the Committee at any time, with or without cause. The Chair of the Committee (the “Chair”) shall be designated by the Board; provided that if the Board does not so designate a Chair, the Committee shall choose one of its members to be its Chair by majority vote. The Chair shall have the duties and responsibilities set out in Section VII.

The Committee will meet at least quarterly, or more frequently as circumstances dictate. The Committee shall periodically meet separately with management, as required. The Committee and the Chair may invite any director, executive, employee or such other person or external advisor as it deems appropriate to attend and participate in any portion of any Committee meeting, and may exclude from all or any portion of its meetings any person it deems appropriate in order to carry out its responsibilities; provided that the Chief Executive Officer (“CEO”) of the Company may not be present during any portion of a Committee meeting in which deliberation or any vote regarding his or her compensation occurs.

To the extent applicable, the Committee will also meet before or after each regularly scheduled meeting in camera. Meetings may be held in person or by telephone or video-conference. The Committee may also act by unanimous written consent, whether given in writing or electronically, in lieu of a meeting.

Unless otherwise determined from time to time by resolution of the Board, a majority of members of the Committee shall constitute a quorum for the transaction of business at a meeting. For any

Last Reviewed: March 28, 2023	2

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

meeting at which the Chair is absent, the chair of the meeting shall be decided upon by all members present. At a meeting, any question shall be decided by a majority of the votes cast by members of the Committee, except where only two members are present, in which case any question shall be decided unanimously. Unless otherwise determined by resolution of the Board, the Chief Financial Officer of the Company, or such other delegate as the Chief Financial Officer may appoint, shall be the secretary of the Committee. The Committee will maintain written minutes of its meetings and copies of written consents. The Committee shall report regularly to the Board.

IV.RESPONSIBILITIES AND DUTIES OF THE COMMITTEE

In addition to such other duties as may from time to time be expressly assigned to the Committee by the Board, the Committee shall have the following responsibilities and duties:

Director Criteria and Selection

●	Develop a Board skills, diversity and competencies matrix for the Board as a whole and for existing members of the Board.
●	Review and recommend to the Board the characteristics, qualities, skills and experience which form the criteria for candidates to be considered for nomination to the Board.
●	Develop a succession plan for the Board, including maintaining a list of qualified candidates.
●	Identify and recommend suitable candidates for nomination to the Board, assessing their qualifications in light of applicable law, rules, regulations, the Corporate Governance Principles and Guidelines and this Charter.
●	Consider resignations by a director nominee submitted pursuant to the Company’s Majority Voting Policy, and make a recommendation to the Board as to whether or not to accept such resignation.
●	Assist in the orientation of new directors, including becoming acquainted with the Company and its governance processes.

Board Evaluations

●	Conduct the process for the assessment of the Board, each committee and each director regarding his, her or its effectiveness and contribution and report evaluation results to the Board on a regular basis.

Corporate Governance

●	Review and evaluate the Company’s Code of Business Conduct and Ethics at least annually and recommend any necessary or appropriate changes to the Board for consideration.
●	Monitor compliance with the Code of Business Conduct and Ethics.

Last Reviewed: March 28, 2023	3

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

●	To the extent permitted by law, consider waivers of the Code of Business Conduct and Ethics (other than waivers applicable to members of the Board or our executive officers, which are subject to review by the Board as a whole) and if appropriate, grant any such waivers.
●	Review the Corporate Governance Principles and Guidelines at least annually and recommend any proposed changes that are deemed appropriate to the Board for consideration.
●	Review the Board Mandate at least annually and propose any changes that are deemed appropriate to the Board for consideration.
●	Review the Company’s disclosure and insider trading policies from time to time, recommending changes if necessary.
●	Report to the Board on the Committee’s recommendations regarding shareholder proposals required by law to be included in the Company’s proxy circular, as applicable.
●	Assist the Board, as required, in interpreting and applying the Company’s Code of Conduct, Corporate Governance Principles and Guidelines, Board Mandate and Committee Charters and other matters of corporate governance.
●	Perform any other activities consistent with this Charter, the Company’s constating documents, and governing laws that the Board or Committee determines are necessary or appropriate.

Executive Compensation

●	To review, at least annually, the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.
●	To review, at least annually, the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if the Committee deems it appropriate, adopt or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans.
●	The Committee shall evaluate, at least annually, the CEO’s performance in light of the goals and objectives established by the Board and, based on such evaluation, shall, with appropriate input from other independent members of the Board, recommend for the Board’s approval the CEO’s annual compensation, including, as appropriate, salary, bonus, incentive and equity compensation. The Committee may discuss the CEO’s compensation with the Board if it chooses to do so.
●	To review, on an annual basis, the evaluation process and compensation structure for the Company’s executive officers and, in consultation with the CEO, review the performance of the executive officers other than the CEO in order to determine and approve the

Last Reviewed: March 28, 2023	4

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

compensation for such officers, including, as appropriate, salary, bonus, incentive and equity compensation. To the extent that long-term incentive compensation is a component of such executive officers’ compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the CEO.

●	To assess the competitiveness and appropriateness of the Company’s policies relating to the compensation of executive officers on an annual basis.
●	To review and, if appropriate, recommend to the Board the approval of, any adoption, amendment and termination of the Company’s incentive and equity-based incentive compensation plans (and the aggregate number of shares to be reserved for issuance thereunder), and oversee their administration and discharge any duties imposed on the Committee by any of those plans.

Officers

●	To review, with the CEO, management’s assessment of existing management resources and plans for ensuring that qualified personnel will be available as required for succession to officers and other management personnel, and to report on this matter to the Board when appropriate.
●	To oversee the selection of any benchmark group used in determining compensation or any element of compensation.

Director Compensation

●	To review, on at least an annual basis, the form and amount of compensation for members of the Board and committees thereof, taking into account their responsibilities and time commitment and information regarding the compensation paid at peer companies and making recommendations to the Board with respect to changes when appropriate.

Compensation Disclosure

●	Prior to its public disclosure, review the Company’s Statement of Executive Compensation and related executive compensation disclosure for inclusion in the Company’s public disclosure documents, in accordance with applicable rules and regulations and, if appropriate, recommend to the Board the approval and disclosure of such information.

Other Responsibilities

●	To report regularly to the Board regarding the execution of the Committee’s duties and responsibilities, activities, any issues encountered and related recommendations.
●	To perform any other activities consistent with this Charter, the Company’s constating documents and governing laws that the Board or Committee determines are necessary or appropriate.

Last Reviewed: March 28, 2023	5

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

V.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company. The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including the following:

●	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
●	the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;
●	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;
●	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;
●	any shares of the Company owned by the compensation consultant, legal counsel or other adviser; and
●	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, other than: (i) in‐house legal counsel; and (ii) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad‐based plan that does not discriminate in scope, terms or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice.

Nothing herein requires a compensation consultant, legal counsel or other compensation adviser to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other compensation adviser. The Committee may select or receive advice from any compensation consultant, legal counsel or other compensation adviser it prefers, including ones that are not independent, after considering the six independence factors outlined above.

Last Reviewed: March 28, 2023	6

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

Nothing herein shall be construed: (i) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (ii) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

VI.DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, (i) except as set forth in clause (ii), that no subcommittee shall consist of fewer than two members; (ii) the Committee may delegate to the CEO the authority to grant equity awards under the terms of the Company’s Long Term Incentive Plan (or a successor plan, as in effect from time to time) to eligible recipients under the terms of the plan who are not executive officers of the Company, subject to the terms of the plan and to such other limitations as may be established and amended by the Committee from time to time; and (iii) that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VII.RESPONSIBILITIES AND DUTIES OF THE CHAIR

The Chair shall have the responsibilities and duties set out in the Position Description for the Chair of the Compensation, Governance, and Nominating Committee.

VIII.LIMITATION ON COMMITTEE’S DUTIES

The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the external advisors, in accordance with its business judgment. Members of the Committee are entitled to rely, absent knowledge to the contrary, on the integrity of the persons and organizations from whom they receive information and on the accuracy and completeness of the information provided.

Nothing in this Charter is intended or may be construed as imposing on any member of the Committee or the Board a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors are subject under applicable law. This Charter is not intended to change or interpret the constating documents of the Company or any federal, provincial, state or exchange law, regulation or rule to which the Company is subject, and this Charter should be interpreted in a manner consistent with all such applicable laws, regulations and rules. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders, competitors, employees or other persons, or to any other liability whatsoever.

Any action that may or is to be taken by the Committee may, to the extent permitted by law or regulation, be taken directly by the Board.

Last Reviewed: March 28, 2023	7

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

IX.EVALUATION OF COMMITTEE

The Committee shall, on an annual basis, review and evaluate its performance. In conducting this review, the Committee shall address such matters that the Committee considers relevant to its performance and evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The review and evaluation shall be conducted in such a manner as the Committee deems appropriate.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its review and evaluation, including any recommended changes to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures, as it deems necessary or appropriate.

Last Reviewed: March 28, 2023	8

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

APPENDIX A

ELECTRA BATTERY MATERIALS CORPORATION

POSITION DESCRIPTION FOR THE CHAIR OF THE COMPENSATION,

GOVERNANCE, AND NOMINATING COMMITTEE

Adopted March 28, 2023

The board of directors (the “Board”) of Electra Battery Materials Corporation (the “Company”) shall select one of the members of the Board to be appointed as Chair (the “Chair”) of the Compensation, Governance, and Nominating Committee (the “Committee”). In the discretion of the Board, the Chair shall be a member of the Board who meets the criteria for independence established by National Instrument 52-110 – Audit Committees adopted by the Canadian securities administrators and by applicable United States securities laws and exchange requirements.

I.	DUTIES AND RESPONSIBILITIES OF THE CHAIR
(a)	Providing leadership to enable the Committee to effectively carry out its duties and responsibilities as described in the charter of the Committee, and as may otherwise be appropriate.
(b)	Chairing meetings of the Committee and encouraging a free and open discussion at the meetings.
(c)	Assisting the Committee and the individual members of the Committee in understanding and discharging their respective duties and responsibilities.
(d)	Ensuring the Committee meets as necessary or appropriate to fulfill its mandate.
(e)	Establishing the agendas for meetings of the Committee and overseeing the preparation of briefing materials for Committee meetings in consultation with the other members of the Committee and the Chair of the Board, as appropriate.
(f)	Facilitating open communication with the senior executives of the Company to ensure that the Committee receives appropriate and timely information, materials and reports from senior executives and its advisors, if any, in order to permit the Committee to effectively discharge its duties and responsibilities.
(g)	Retaining, in consultation with the chair of the Board and as appropriate, expert consultants on behalf of the Committee.

Last Reviewed: March 28, 2023	9

Electra Battery Materials Corporation	Compensation, Governance and Nominating Committee Charter

(h)	Overseeing the assessment of the performance of the Committee.
(i)	Reporting to the Board, where appropriate, on matters reviewed and on any decisions or recommendations made by the Committee.
(j)	Attending meetings of shareholders and responding to such questions from shareholders as may be put to the Chair.
(k)	Carrying such other duties as may be requested by the Board from time to time.

Last Reviewed: March 28, 2023	10